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                                                                EXHIBIT 10.25




                            STOCK PURCHASE AGREEMENT
                          Dated as of October 9, 1997
                                     among
                           I.F.S. ACQUISITION CORP.,
                               TYLER CORPORATION
                                      and
                     INSTITUTIONAL FINANCING SERVICES, INC.
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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT dated as of October 9, 1997 (the "Agreement") by and among I.F.S. ACQUISITION CORP., a New Jersey corporation, having its principal office at 330 South Street, Morristown, New Jersey 07962-1975 ("Buyer"), TYLER CORPORATION, a Delaware corporation ("Seller"), and INSTITUTIONAL FINANCING SERVICES, INC., a California corporation, having its principal office at 5100 Park Road, Benicia, California, 94510 (the "Company").

                                   RECITALS:

         A. Seller owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company (the "Company Shares"), which is engaged in the business of fund raising for elementary, middle and high schools through the sale of products provided by the Company (the "Business").

         B. Buyer desires to purchase, and Seller desires to sell to Buyer, the Company Shares, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE  I

                                  DEFINITIONS

         SECTION 1.1. DEFINITIONS. (a) As used in this Agreement, the terms defined in the Preamble and the Recitals hereto shall have the respective meanings ascribed thereto, and the following terms shall have the meanings set forth below (such definitions to be applicable equally to the singular and plural forms thereof):

         "Acquisition Proposal":  as defined in Section 5.2(k).

         "Advance Adjustment Amount" means the result of subtracting the amount paid pursuant to Section 2.2(a)(ii) from the amount paid to Seller by Buyer pursuant to Section 2.2(a)(iii) hereto.

         "Advances" shall mean cash advances made to the Company by Seller after July 26,1997 through and including the Closing Date. Advances are limited to those funds which pursuant to
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past practices of Seller and the Company do not represent funds provided to the
Company by Seller as part of advances treated as an increase of the principal amount of the Debenture. The Company's practice has been to pay down to Seller and receive advances from Seller under the Debenture to the extent that the principal amount of the Debenture would not exceed $48,000,000. If funds advanced to the Company were not made under the Debenture because the Company's drawings under the Debenture caused the principal amount thereof to reach $48,000,000, the funds would be treated by the Company as an intercompany advance rather than an adjustment of the principal amount of the Debenture. It is these inter-company advances which are referred to herein as "Advances."

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate": with respect to any Person means (i) any other Person of which such Person is an officer, director or partner or is directly or indirectly the beneficial owner of ten (10%) percent or more of any class of equity securities or other financial interest; (ii) any trust or other estate in which such Person serves as a trustee or in any similar fiduciary capacity;
(iii) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; (iv) any director or officer of such Person; or (v) any Person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law).

         "Annual Statements":  as defined in Section 3.8.

         "Balance Sheet" means the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

         "Capital Shortfall" as defined in Section 2.3 (f).

         "Claim": a claim pursuant to Article IX that a party is entitled, or may become entitled, to indemnification under this Agreement.

         "Closing":  as defined in Section 8.1.

         "Closing Date":  as defined in Section 8.1.

         "Closing Documents": collectively, this Agreement and all other documents and instruments to be executed and delivered by Seller or the Company pursuant hereto, including the Loan Arrangement.

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         "Code":  the Internal Revenue Code of 1986, as amended.

         "Controlled Group" means a group of trades or businesses of which the Company is a member under in Code Section 1563, or Code Section 414(b), (c),
(m) or (o).

         "Debenture" shall mean the 10% Debenture due January 7, 2004 dated January 7, 1994 of the Company in favor of Seller in the original principal amount of $48,000,000.

         "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

         "Employee Benefit Plans": shall include all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of ERISA and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, to which the Company is a party or bound or makes or has made any contribution or by which the Company may have any liability to any Subject Employee or any employee of any business entity that is a Member of the same Controlled Group as Seller(including any such plan formerly maintained by or in connection with which the Company may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA).
(For purposes of this Agreement, Controlled   Group is defined in accordance
with Sections 414(b), (c), (m), or (o) of the Code)

         "Environmental Claims":  as defined in Section 3.15(e).

         "Environmental Laws": means any federal, state or local law, regulation, ordinance or order pertaining to the protection of natural resources, the environment and the health and safety of the public, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Sections 6901 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. Sections 651 et seq., California Health and Safety Code Sections 19015 and Sections 25300 et seq, California Civil Code Sections 1102 et seq., and
Section 2079, California Civil Procedure Code Section 726 and California Business and Professional Code Section 7180 et seq.

         "Environmental Permits":  as defined in Section 3.15(c).





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         "ERISA":  the Employee Retirement Income Security Act of 1974, as
amended.

         "Escrow Agent": PNC Bank, National Association or its successor as escrow agent pursuant to the terms of the Escrow Agreement.

         "Escrow Agreement": the Escrow Agreement among Buyer, Seller and PNC Bank, National Association, as escrow agent dated October 15, 1997.

         "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

         "GAAP":  generally accepted United States accounting principles.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof, any regulatory agency or body and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials": any (i) "hazardous substance," "pollutants" or "contaminant" (as defined in Sections 101(14) and (33) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C.
Section 9601 et seq.) or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section 302), including any element, compound, mixture, solution or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, 6921) ("RCRA"); (iv) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clear Air Act, as amended (42 U.S.C. Sections 7401, 7412); (v) immediately hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, 2606); (vi) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (vii) waste oil and other petroleum products; and (viii) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.

         "Intellectual Property":  as defined in Section 3.21.

         "Interim Statement":  as defined in Section 3.8(b).

         "Inventory":  as defined in Section 2.3.

         "Laws":   all federal, state, local and foreign laws, ordinances,
orders, rules and regulations (including, without limitation, those relating to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, toxic and chemical substances, employment, retirement and labor relations, product advertising and pollution, discharge, disposal and emission of wastes, materials and gases into the environment which are applicable to the Business).





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         "Lease":  the Sale and Leaseback Agreement, dated December 21, 1996, between the Company and Belle Haven Realty Co., relating to the Real Property.

         "Litigation Matter": the matter of IFS vs. J&S Financial Services,
Inc.

         "Loan Arrangement":  as defined in Section 2.2(b).

         "Loss": any loss, damage or expense (including, without limitation, diminution in value, lost profits, attorneys' fees and costs of investigation and litigation) entitled to indemnification pursuant to Article IX.

         "Merger" shall be the merger of the Company into Buyer.

         "Net Advances" shall mean the Advances reduced by amounts due the Company from Seller as a result of the sweep of the Company's cash accounts into Seller's cash accounts after July 26, 1997 through and including the Closing Date.

         "Net Asset Value" means total stockholder's equity of the Company as reflected on the Preliminary Pro Forma Balance Sheet.

         "Note" as defined in Section 2.2(a)(v).

         "PBGC":  the Pension Benefit Guaranty Corporation.

         "Permitted Liens": (i) liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) materialmen's, mechanics', carriers', workman's and other like liens arising in the ordinary course of business, and deposits to obtain the release of such liens; (iii) liens incurred, or pledges or deposits made, to secure obligations under workman's compensation laws, unemployment laws and similar legislation; (iv) non-material deposits or pledges to secure statutory obligations or appeals, releases of attachment, stays of execution or injunction, performance of contracts (other than for borrowings) or for like purposes arising in the ordinary course of business; and (v) other minor irregularities of title which do not materially affect the value or use of the Company's property.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Preliminary Pro Forma Balance Sheet" shall mean the consolidated balance sheet of the Company and its Subsidiaries September 27, 1997 attached hereto as Exhibit A and reflecting the adjustments provided for therein.

          "Pro Forma Closing Date Balance Sheet" as defined in Section 2.3.





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         "Purchase Price" as defined in Section 2.2.

         "Real Property": the office building and warehouse and associated real property located at 5100 Park Road, Benicia, California.

         "Release": any spilling, leaking, emitting, discharging, depositing, escaping, dumping or other releasing into the environment of Hazardous Materials, whether intentional or unintentional.

         "Securities Act": the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder and any successor federal statute, rules or regulations.

         "Shortfall": as defined in Section 2.3.

         "Shortfall Balance": as defined in Section 2.3.

         "Subject Employee": any current or former officer, director, employee or consultant who is or was employed or otherwise compensated by the Company or otherwise in connection with the Business.

         "Subordination Agreement": the Subordination Agreement dated October 15, 1997 between Seller and PNC Bank, National Association and acknowledged by the Company.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge, assessment or fee of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed or delivered to another Person by any governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Suit": a suit or proceeding by a third party with respect to which a claim is made against an Indemnified Party.

         (b) KNOWLEDGE. To the extent that any representation, warranty or other provision in the Agreement is, by its terms, based upon or limited by the "knowledge" of Seller or the





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Company, that term signifies that no information has come to the attention of
Seller or any of the president, executive vice president, senior vice president or vice president of the Company that would give such party actual knowledge or actual notice that such representation or warranty or the subject matter of such provision is not true, accurate or complete.


                                  ARTICLE  II

                          SALE AND PURCHASE OF SHARES

         SECTION 2.1. SALE AND PURCHASE OF COMPANY SHARES. Seller hereby agrees to sell, convey, transfer and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller, the Company Shares upon the terms, conditions, representations, warranties, covenants and agreements set forth herein.

         SECTION 2.2.  PURCHASE PRICE; PRELIMINARY PRO FORMA BALANCE SHEET.
(a) The purchase price for the Company Shares is $2,358,400 plus the Note plus the Net Advances outstanding on the Closing Date less $750,000 reduced (i) by the Shortfall, (ii) the executive severance payment set forth below and (iii) the Capital Shortfall (the result of which is referred to as the "Purchase Price"), paid as follows:

                 (i) $2,358,400, payable by Buyer by a demand note of Buyer in favor of Seller in the form set forth in Exhibit E hereto (the "Demand Note") delivered to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement;

                 (ii) an amount equal to $3,600,000 being one-half of the estimated Net Advances outstanding on the Closing Date reduced by an executive severance payment of $111,000 payable by the Company by a borrowing from PNC Bank, National Association pursuant to the terms of the Loan Arrangement on the Closing Date and such funds remitted by the Company by wire transfer of immediately available funds to Seller;

                 (iii) subject to the Subordination Agreement an amount equal to one-half of the Net Advances reflected in the Pro Forma Closing
Date Balance Sheet reduced by the sum of the amount of the Capital Shortfall and the amount of the Note payable by Buyer by wire transfer on January 31, 1998; provided, however that Net Advances may not exceed at $7,200,000 plus the amount of checks drawn by the Company which clear the Company's banking accounts on the banking day prior to the Closing Date which cause Advances to exceed $7,200,000, which checks are funded by Advances from Seller to the Company;

                 (iv) subject to the Subordination Agreement if the Advance Adjustment Amount is a positive number, then Buyer shall pay Seller the Advance Adjustment Amount by wire transfer on January 31, 1998 or if the Advance Adjustment Amount is a negative number, then Seller shall pay Buyer the Advance Adjustment Amount by wire transfer on January 31, 1998; and





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                 (v)      a Note of the Company in the amount of $750,000
payable December 31, 1998 (the "Note") in the form attached as Exhibit B to be delivered to Seller by Buyer on December 31, 1997.

         (b) Upon the consummation of the Merger in accordance with applicable law, the Advance of $2,358,400 to Buyer pursuant to the terms of the Revolving Credit, Term Loan and Security Agreement among the Company and PNC Bank, National Association, as agent for itself and others dated as of October 15, 1997 and the letter of direction from Buyer to PNC Bank, National Association, as agent (the "Loan Arrangement"), and the receipt of opinions addressed to Buyer from Brobeck, Phleger & Harrison, counsel to the Company and Crummy, Del Deo, Dolan, Griffinger & Vecchione, counsel to Buyer, each in form and substance satisfactory to Buyer regarding the Merger, Buyer will pay the Demand Note by wire transfer of immediately available funds in the amount of $2,358,400 plus interest in accordance with the terms of the Demand Note.

         SECTION 2.3.  POST-CLOSING ADJUSTMENTS.

                 (a) Within 30 days after the Closing Date, Buyer will prepare and deliver to the Seller a pro forma consolidated balance sheet of the Company and its Subsidiaries at the Closing Date reflecting the following adjustments (i) the adjustments made in the Preliminary Pro Forma Balance Sheet, (ii) profits or losses from September 27, 1997 through the Closing
Date, and (iii) Net Advances made from September 28, 1997 through the Closing Date (the "Pro Forma Closing Date Balance Sheet"). Buyer will prepare the Pro Forma Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Annual Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Pro Forma Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent audited balance sheet included within the Annual Statements and provided further that the pro forma adjustments in the Preliminary Pro Forma Closing Date Balance Sheet and the adjustments referred to above will be made.

                 (b) If Seller has any objections to the Pro Forma Closing Date Balance Sheet, it will deliver a detailed statement describing its objections to Buyer within 10 days after receiving the Pro Forma Closing Date Balance Sheet. Buyer and Seller will use reasonable efforts to resolve any such objections themselves. If a final resolution is not reached within 30 days after Buyer has received the statement of objections, however, Buyer and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon Buyer and Seller. Buyer will revise the Pro Forma Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this section. The "Pro Forma Closing Date Balance Sheet" shall mean the Pro Forma Closing Date Balance Sheet together with any revisions thereto pursuant to this section.





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                 (c)      In the event Buyer and Seller submit any unresolved
objections to an accounting firm for resolution as provided in Section 2.3(b) above, Buyer and Seller will share responsibility for the fees and expenses of the accounting firm as follows:

                              (A)  if the accounting firm resolves all the
                          remaining objections in favor of Buyer, Seller will be responsible for all of the fees and expenses of the accounting firm;

                              (B) if the accounting firm resolves all of the remaining objections in favor of Seller, Buyer will be responsible for all of the fees and expenses of the accounting firm; and

                              (C) if the accounting firm resolves some of the remaining objections in favor of Buyer and the rest of the remaining objections in favor of Seller, Seller and Buyer will share fees and expenses of the accounting firm equally.

                 (d) Buyer will make the work papers and back-up materials used in preparing the Pro Forma Closing Date Balance Sheet and the books, records, and financial staff of the Company and its Subsidiaries available to Seller and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Buyer of the Pro Forma Closing Date Balance Sheet, (B) the review by Seller of the Pro Forma Closing Date Balance Sheet, and (C) the resolution by the parties hereto of any objections thereto.

                 (e) On or before March 31, 1998, Buyer will deliver to Seller a reconciliation showing the liquidation of the inventory of the Company on hand at the Closing Date as set forth in the Pro Forma Closing Date Balance Sheet (the "Inventory") for the period from the Closing Date until February 28, 1998, on a first in first out basis, where the Inventory disposed of is deemed sold at its value as reflected on the Pro Forma Closing Date Balance Sheet of the Company or the sale price thereof if less than such value. If the proceeds from the sale of the Inventory are less than the book value of the Inventory as reflected on the Pro Forma Closing Date Balance Sheet (the "Shortfall"), then Seller shall pay Buyer the amount of the Shortfall, which in no event shall exceed $750,000. No more than one-half (1/2) of the $750,000 shall be payable by Seller to Buyer as of March 31, 1998, and the balance of the Shortfall (the "Shortfall Balance"), if any, shall be payable within thirty (30) days of receipt by Seller of the financial statements of the Company for the six month period ended June 30, 1998 which reflect remaining unsold Inventory on the same basis as above. Inventory which is sold between February 28, 1998 and June 30, 1998 using the first in first out method of accounting and valuation of the Inventory as provided above shall be applied to reduce the Shortfall Balance.

                 (f) If 80% of the amount of stockholder's equity on the Pro Forma Closing Date Balance Sheet is less than $2,358,400, then Seller shall pay the amount of the difference between 80% of the amount of such stockholder's equity on the Pro Forma Closing Date Balance





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Sheet and  $2,358,400 (the "Capital Shortfall") by wire transfer to Buyer on the date the Pro Forma Closing Date Balance Sheet is accepted by Seller as provided in Section 2.3.

         SECTION 2.4. TRANSFER OF CERTIFICATES. On the Closing Date, Seller shall transfer and deliver to the Escrow Agent for the account of Buyer, against payment of the Purchase Price in accordance with Section 2.2, certificates representing the Company Shares, duly endorsed in blank by Seller or accompanied by stock powers duly executed in blank.


                                  ARTICLE  III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and the Company represent and warrant to Buyer as follows:

         SECTION 3.1. OWNERSHIP OF STOCK. (a) Seller is the record and beneficial owner and holder of the Company Shares free and clear of all liens, encumbrances, charges and assessments of every nature. The Company Shares are not subject to any restrictions with respect to transferability. Seller has full power and authority to assign and transfer the Company Shares to Buyer in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Authority (other than the consents set forth in Schedule 3.7), and the delivery of the Company Shares to Buyer pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind.

                 (b) Except as contemplated by this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Company Shares or stock of the Company generally, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of the Company, and there are no commitments to issue such securities or instruments.

         SECTION 3.2. CAPITALIZATION OF COMPANY; SUBSIDIARIES. The authorized capital stock of the Company consists of 150,000 shares of preferred stock, of which no shares are outstanding, 100,000 shares of common stock, no par value, of which 21,667 shares are issued and currently outstanding and constitute the Company Shares. The Company has no treasury stock. All of the Company Shares are fully paid and nonassessable. Schedule 3.2 sets forth the authorized capitalization, outstanding capital and jurisdiction of formation of each Subsidiary. All of the outstanding capital stock of each Subsidiary is owned of record and beneficially by the Company.

         SECTION 3.3. ORGANIZATION; CORPORATE NAME. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California in the case of the Company and in the case of such Subsidiaries as set forth in Schedule 3.2 after the name of such Subsidiary. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Schedule 3.3, neither the Company nor any Subsidiary has been known by any other corporate





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name in the past five years nor sells inventory under any other name nor has the Company or any Subsidiary been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five years.

         SECTION 3.4. CORPORATE POWER. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as now being conducted.

         SECTION 3.5. QUALIFICATION. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed after its name in Schedule 3.5, which are the only jurisdictions in which the ownership or leasing of properties or the nature of the activities conducted by it require such qualification.

         SECTION 3.6. AUTHORITY. No further corporate act or proceeding on the part of the Company or Seller is necessary to authorize this Agreement or the other Closing Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes and, when executed and delivered, the other Closing Documents will constitute, valid and binding agreements of Seller and the Company enforceable against Seller and the Company in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, and by general equitable principles affecting the availability of equitable relief.

         SECTION 3.7. NO VIOLATION. Neither the execution and delivery of this Agreement or the other Closing Documents, nor the consummation by Seller or the Company or any Subsidiary of the transactions contemplated hereby and thereby (i) will violate any statute, law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority applicable to Seller or the Company or any Subsidiary, (ii) will require any authorization, consent, approval, exemption or other action by, or filing with or notice to, any court or Governmental Authority or any other Person, other than the filings with and approvals disclosed in Schedule 3.7, or (iii) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets material to the business, assets or financial condition of the Company, under any term or provision of (a) the Certificate of Incorporation or By-laws of the Company or Seller or any Subsidiary, or (b) any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or the Company or any Subsidiary is a party, or by which Seller or the Company or any Subsidiary, or any of their respective assets or properties may be bound.

         SECTION 3.8. FINANCIAL STATEMENTS. (a) Seller has delivered to Buyer certain financial information concerning the Company and its Subsidiaries, including audited financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 (the " Annual Statements"), inclusive, consisting of balance sheets and related statements of income and cash flow for the years then ended (including the notes and schedules contained therein or annexed thereto), which financial statements have been audited by Ernst & Young LLP, independent certified public accountants for the Company for such years.

                 (b) Included as Schedule 3.8(b) is the financial statement of the Company and its Subsidiaries for the seven (7) months ended July 26, 1997, consisting of a balance sheet and related statement of income as at July 26, 1997 and for the seven (7) month period then ended (the "Interim Statement").

                 (c) Included as Schedule 3.8(c) is the consolidated balance sheet of the Company and its Subsidiaries as at August 30, 1997, which balance sheet has been reviewed by the chief financial officer of the Company.

                 (d) Except as and to the extent indicated in the notes thereto, the Annual Statements and the Interim Statement referenced in this
Section 3.8 (including all notes and schedules contained therein or annexed thereto) and the Preliminary Pro Forma Balance Sheet are true and correct in all material respects, have, or will have, been prepared in accordance with GAAP consistently applied, and fairly present the financial position and the results of operations, changes in stockholder's equity and cash flow of the Company and its Subsidiaries as of the dates and for the years and periods therein stated.

         SECTION 3.9.  TAX MATTERS.

         (a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. True and complete copies of each of the most recent of any such material return or statement, and such other returns and statements requested by Buyer, have been provided to Buyer. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or fully accrued on the Preliminary Pro Forma Balance Sheet. Except as set forth in Schedule 3.9(a), none of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Other than that stated in Schedule 3.9(a), to the Company's knowledge, no claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 3.9(a), there are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. No tax liability will be incurred by the Company or any Subsidiary as a result of the transactions contemplated by this Agreement, including but not limited to the contribution to capital of the Debenture and the resultant termination of the Debenture. Except as described on Schedule 3.9(a), the Company has not been delinquent in the payment of any Tax, or in the filing of any Tax Return or information statement.

         (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such Governmental Authority. Schedule 3.9(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. To the Company's knowledge, no officer or employee of Seller or the Company or any Subsidiary has been contacted by the Internal Revenue Service or other Governmental Authority in connection with any personal liability for employment or sales Taxes that would otherwise be due and payable by the Company or any Subsidiary.

         (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company and its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which was Seller or the Company.

         (f) Schedule 3.9(f) sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause
(B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiaries in the stock of the Subsidiaries (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiaries; and (D) the amount of any deferred gain or loss allocable to the Company or its Subsidiaries arising out of any Deferred Intercompany Transaction.

         (g) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed a reserve for Tax Liability to be reflected on the Pro Forma Closing Date Balance Sheet (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

         (h) Seller's Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group. All such Tax Returns were correct and complete in all material respects. All material income Taxes owed by Seller's Affiliated Group (whether or not shown on any Tax Return) have been paid or reserves have been established for each taxable period during which any of the Company and its Subsidiaries was a member of the group.

         (i) There is no dispute or claim concerning any material income Tax Liability of Seller's Affiliated Group for any taxable period during which any of the Company and its Subsidiaries was a member of the group either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of any of Seller and its Subsidiaries has knowledge based upon personal contact with any agent of such Governmental Authority.

         (j) None of the Company and its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

         (k) As of the Closing Date, the Company will not be a party to, will not be bound by, and will have no obligation under, any tax sharing agreement or contract.

         (l) The Company is subject to income tax only with respect to the United States and the States of California, Pennsylvania, and Michigan.

         SECTION 3.10. ACCOUNTS RECEIVABLE. The amounts shown as accounts receivable, net of reserves, on the balance sheets of the Company dated July 26, 1997 and August 30, 1997, in the amounts of $296,478 and $291,014, respectively, and those arising after August 30, 1997 represent good and collectible receivables at the amounts shown. Such accounts receivable have arisen only in the ordinary course of business, reflect valid transactions and are subject to no counterclaims or offsets. Included in Schedule 3.10 is an aged schedule of the accounts receivable, net of reserves, reflected on the July 26, 1997 and August 30, 1997 balance sheets of the Company.

         SECTION 3.11. EQUIPMENT. The equipment listed on Schedule 3.16(b) consists of items of a quality and quantity usable by the Company in the ordinary course of business. The Company has no inventory except as disclosed in Schedule 3.16(b).

         SECTION 3.12. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 3.12, since July 26, 1997 there has not been:

                 (a) NO MATERIAL ADVERSE CHANGE. Any material adverse change in the working capital, financial condition, properties, assets, liabilities, business or results of operations of the Company or any Subsidiary;

                 (b) NO DAMAGE. Any material loss, damage or destruction, whether or not covered by insurance, adversely affecting the business or properties of the Company;

                 (c) NO INCREASE IN COMPENSATION. Except as pursuant to current compensation arrangements or programs and the terms of any Employee Benefit Plans, any increase in the compensation, salaries or wages payable or to become payable to any employee, officer, director, independent contractor or agent of the Company or any Subsidiary (including, without limitation, any increase or change pursuant to any Employee Benefit Plan), or any bonus or other employee benefit or other forms of direct or indirect compensation granted, made or accrued;

                 (d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company or any Subsidiary;

                 (e) NO COMMITMENTS. Any contractual commitment or any other transaction by the Company or any Subsidiary (including, without limitation, any borrowing or capital expenditure), except in the ordinary course of the Company's business consistent with past practice;

                 (f)      NO CAPITAL EXPENDITURES.  Any capital expenditure by
(i) the Company exceeding $10,000 or (ii) any Subsidiary;

                 (g) NO TRANSFER OF INTELLECTUAL PROPERTY. Any transfer or grant of any material rights under or to, or entry into any settlement regarding breach, infringement or unauthorized use of, the Intellectual Property, or modification of any existing rights with respect thereto;

                 (h) NO AFFILIATE TRANSACTION. Except as specifically contemplated by this Agreement, any transaction with any Affiliate of the Company;

                 (i) NO DIVIDENDS, STOCK TRANSACTIONS. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary; any redemption, purchase or other acquisition by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary, or any security relating thereto; or any other distribution of assets of the Company or any Subsidiary to its stockholders, except by way of compensation to employees within the limitations set forth in subsection (c) above;

                 (j) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of the Company or any Subsidiary, except in the ordinary course of business;

                 (k) NO ISSUANCE OF STOCK. Any issuance of equity securities of the Company or any Subsidiary or grant of any options, warrants, rights or convertible securities with respect to the same;

                 (l) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company or any Subsidiary, except for intercompany advances from Seller in the ordinary course of business consistent with past practices;

                 (m) NO LIENS. Any mortgage, pledge, lien or encumbrance imposed or agreed to be imposed on any of the properties or assets of the Company or any Subsidiary, other than Permitted Liens;

                 (n) NO AMENDMENT OF CONTRACTS. Any material amendment, modification, waiver, release, rescission or termination of any contract to which the Company or any Subsidiary is a party;

                 (o) NO CANCELLATION OF INDEBTEDNESS. Any cancellation or waiver of any claims or debts in excess of $5,000, except with respect to the contribution of the Debenture to the capital of the Company;

                 (p) NO ACCOUNTING CHANGES. Any material change in the accounting methods followed by the Company; and

                 (q) NO AGREEMENT. Any agreement by the Company or any Subsidiary to do any of the things described in this Section 3.12.

         SECTION 3.13. ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Interim Statement or as specifically disclosed in Schedule
3.13 and except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the Interim Statement, neither the Company nor any Subsidiary has a material obligation or liability, whether absolute, accrued, contingent or otherwise. There are no facts in existence which might reasonably serve as the basis for any liability or obligation of the Company or any Subsidiary which is not fully disclosed in this Agreement and the Schedules thereto. Except as described in
Schedule 3.13, the Company and each Subsidiary is and as of the Closing Date will be current in all payment obligations to which it is subject, except as otherwise agreed by Buyer.

         SECTION 3.14. NO LITIGATION. Except as set forth in Schedule 3.14, there is no action, suit, arbitration proceeding, investigation or inquiry pending or, to the Company's knowledge, threatened against the Company or any Subsidiary. Except as set forth in Schedule 3.14, neither the Company nor its Subsidiaries, nor their respective business or assets are subject to any outstanding judgment, order, writ or injunction of any court or Governmental Authority. Except as set forth in Schedule 3.14, neither the Company nor any Subsidiary is engaged in any legal action to recover money due or damages sustained by it other than normal collection actions relating to accounts receivable.

         SECTION 3.15.  COMPLIANCE WITH LAWS.

                 (a) COMPLIANCE. Except as disclosed in Schedule 3.15(a), the Company and each Subsidiary is in compliance with all Laws applicable to the Business, except for such noncompliance which does not, individually or in the aggregate, have a material adverse effect on the Company or the Business. All material reports and returns required by law to be filed by the Company or any Subsidiary with any Governmental Authority on or before the date hereof have been filed. Neither the Company nor any Subsidiary has ever received any notice from any Governmental Authority claiming violation of any Laws. The Company and each Subsidiary has complied with all applicable state and federal securities Laws in connection with the sale or resale of all equity interests in the Company or any Subsidiary. Seller does not know of any reason why the Company will not or may not be able to continue the Business, as presently conducted, after the Closing. Seller confirms that none of the Subsidiaries is conducting any active trade or business.

                 (b)      LICENSES AND PERMITS.  Except as set forth in
Schedule 3.15(b), the Company has all material governmental licenses and permits required for the conduct of the Business as currently conducted. All such licenses and permits are described in Schedule 3.15(b) and are in full force and effect. Except as set forth in Schedule 3.15(b), the Company is in compliance in all material respects with all such permits and licenses.

                 (c) ENVIRONMENTAL LAWS. Except as set forth in Schedule 3.15(c), the Company and each Subsidiary has obtained all material permits, licenses and other authorizations which are required with respect to the operation of its business under applicable Environmental Laws (collectively, "Environmental Permits"). All such permits, licenses and other authorizations are described in Schedule 3.15(c) and are in full force and effect.

                 (d) COMPLIANCE WITH ENVIRONMENTAL PERMITS. Except as set forth in Schedule 3.15(d), the Company and each Subsidiary is in compliance in all material respects with its Environmental Permits.

                 (e)      NO ENVIRONMENTAL CLAIMS.  Except as set forth in
Schedule 3.15(e), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending against the Company or any Subsidiary relating in any way to any liability under CERCLA or any equivalent state law or any actual or alleged violation by the Company or any Subsidiary under any Environmental Law or to any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder (an "Environmental Claim").

                 (f) MATTERS OF ENVIRONMENTAL CONCERN. Except as set forth in Schedule 3.15(f), there are no past or present events, conditions, circumstances, activities, practices, incidents or actions which could form the basis of an Environmental Claim against the Company or any Subsidiary. Neither the Company nor any Subsidiary has owned, operated or leased a hazardous waste management or transfer facility, or a "treatment, storage or disposal" facility as defined under the Resource Conservation and Recovery Act of 1976, as amended.

                 (g) NO CONDEMNATION OR EXPROPRIATION. Neither the whole nor any portion of any property or assets of the Company is subject to any governmental decree or order directing or authorizing the sale, condemnation, expropriation or other taking of such property or assets by any Governmental Authority, with or without payment of compensation therefor, nor, to the knowledge of the Company, is any such governmental action threatened.

                 (h) RELEASE; STORAGE TANKS. There have not been any Releases or threatened Releases of any Hazardous Materials at or from the Real Property at any time during which such property was occupied by the Company or, to the Company's knowledge, at any time prior thereto that (i) is in violation of applicable Environmental Laws, or (ii) could reasonably be expected to give rise to an action to compel an investigation and/or cleanup or to pay material civil administrative fines, penalties or other damages. There are no underground storage tanks on the Real Property or any other premises leased by the Company.

                 (i) ZONING. The zoning of the Real Property permits the presently existing improvements and the continuation of the Business presently being conducted on such parcel.

         SECTION 3.16.  TITLE TO AND CONDITION OF PROPERTIES.

                 (a) REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property. The Company has delivered to Buyer a true and correct copy of the Lease. The Lease is valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by the Company under the Lease. The Company has not assigned, subleased or conveyed any interest in the Lease or the premises covered thereby to any third party. All the buildings, fixtures and leasehold improvements used by the Company in the Business are located on the Real Property. The improvements on the Real Property are not in violation of any applicable Laws or similar regulatory requirements or zoning requirements, the violation of which would in any material way impair the use of any such improvement in the manner used by the Company. No claim of adverse possession is pending or, to the Company's knowledge, threatened against any portion of the Real Property. The rights and privileges of the Company under the Lease are sufficient to permit the Company to conduct the Business as currently conducted.

                 (b) PERSONAL PROPERTY. The Company has good and marketable title to or holds valid leasehold interests in all equipment, machinery, furniture, fixtures and other tangible personal property listed on
Schedule 3.16, and such property constitutes all of the personal property currently in existence which is being used in connection with the Business. Except as set forth in Schedule 3.16, all of such personal property is located at the Real Property. Except as set forth in Schedule 3.16, none of such personal property is subject to any lien, encumbrance or security interest or to any contract of sale, except inventory to be disposed of in the ordinary course of business consistent with past practice. The equipment, machinery, furniture and fixtures used or necessary in the operation of the business of the Company (i) are not subject to any commitment or arrangement for their use by any Person other than the Company, (ii) are in good operating condition and repair, reasonable wear and tear excepted, and (iii) are usable for the purposes for which they are intended. The Company holds valid and binding lease agreements for all personal property which is used in and material to the business of the Company and which is not owned by the Company.

         SECTION 3.17. CONTRACTS AND COMMITMENTS.

                 (a) REAL PROPERTY LEASES. Except for the Lease which is described in Schedule 3.17(a), the Company is not a party to any lease of real property, whether as lessor or lessee.

                 (b) OTHER MATERIAL CONTRACTS. Schedule 3.17(b) contains a complete list of all leases of personal property and all contracts or commitments of any nature, in each case (i) to which the Company is a party and
(ii) which involve consideration or other expenditures in excess of $5,000 or performance over a period of more than 30 days.

                 (c)      PURCHASE COMMITMENTS.  Except as set forth on
Schedule 3.17(c), the Company has no purchase commitments for inventory items or supplies in excess of three months normal usage or which involve consideration in excess of $10,000.

                 (d) PERFORMANCE COMMITMENTS. The Company has no forward obligations under consulting or other service agreements or contracts with independent agents except those made at arms' length in the ordinary course of business and, except those in excess of $5,000 to any one customer which are identified in Schedule 3.17(d).

                 (e) POWERS OF ATTORNEY. Except as disclosed in Schedule 3.17(e), neither the Company nor any Subsidiary has given a power of attorney, which is currently in effect, to any Person for any purpose whatsoever.

                 (f)      CONTRACTS WITH AFFILIATES.  Except as disclosed in
Schedule 3.17(f), neither the Company nor any Subsidiary has any agreement, understanding, contract or commitment (written or oral) with any Affiliate that is not cancelable by the Company or such Subsidiary on notice of not longer than thirty (30) days, without liability, penalty or premium of any nature or kind.

                 (g)      CONTRACTS WITH EMPLOYEES.  Except as set forth in
Schedule 3.17(g), neither the Company nor any Subsidiary has any collective bargaining or employment agreements, non-disclosure or non-competition agreements or any agreements that contain any severance or termination pay, liabilities or obligations, or any bonus, vacation, deferred compensation, stock purchase, stock option, profit sharing, pension, retirement or other Employee Benefit Plans.

                 (h) CONTRACTS SUBJECT TO RENEGOTIATION. Neither the Company nor any Subsidiary is a party to any contract with any Governmental Authority which is subject to renegotiation.

                 (i) LOAN AGREEMENTS AND GUARANTEES. Except as set forth in Schedule 3.17(i), neither the Company nor any Subsidiary is obligated under any loan agreement, promissory note or other evidence of indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any person or entity of the obligations of such person or entity under any contract or other agreement.

                 (j) JOINT VENTURES. Neither the Company nor any Subsidiary is a party to any joint venture contract, partnership arrangement, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any other party.

                 (k) RESTRICTIVE COVENANTS. Neither the Company nor any Subsidiary is a party to any agreement or commitment containing covenants which in any way purport to restrict the Company's business activity or purport to limit the freedom of the Company to engage in any line of business or to compete with any person.

                 (l) BURDENSOME AGREEMENTS. Neither the Company nor any Subsidiary is a party to, and is bound by, any agreement, deed, lease or other instrument not otherwise listed in Schedules 3.17(a) through 3.17(k), which is so burdensome as to have a material adverse effect on the Company or the Business.

                 (m) NO DEFAULT. Neither the Company nor any Subsidiary is in default under the Lease, any other material lease, contract or commitment, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by the Company or such Subsidiary thereunder, or cause the acceleration of any of the Company's or such Subsidiary's obligations thereunder, or result in the creation of any material lien, encumbrance or restriction on any of the assets of the Company or such Subsidiary. To the knowledge of Seller, no third party is in default under any material lease, contract or commitment to which the Company or any Subsidiary is a party, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

         SECTION 3.18. LABOR MATTERS. Except as disclosed in Schedule 3.18, since January 7, 1994, the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.18:
(a) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any Governmental Authority; (b) there is no labor strike, dispute, written request for representation, slowdown or stoppage currently pending or threatened against the Company or any Subsidiary (including without limitation any organizational drive); (c) no written inquiry concerning representation of Company or any Subsidiary employees has been received by the Company or any Subsidiary and Seller has no knowledge of any questions having been raised with respect thereto; (d) no labor grievance which, if determined adversely to the Company or a subsidiary could have a material adverse effect on the Company, nor any arbitration proceeding arising out of or under any collective bargaining agreement to which the Company or a subsidiary is a party, is pending and Seller has no knowledge of any basis therefor; and (e) there are no administrative charges or court complaints against the Company or a subsidiary concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency.

         SECTION 3.19.  EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.19(a) sets forth a true and complete list of all written and oral Employee Benefit Plans and other programs, commitments or funding arrangements maintained by the Company or any Subsidiary to which the Company or any Subsidiary is a party, or under which the Company or any subsidiary has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any Subject Employees or their beneficiaries. Seller has delivered or made available to Buyer true and complete copies of all documents, as they may have been amended to the date hereof, embodying the terms of the Employee Benefit Plans, including the following:

                 (i) The text (including amendments) of each of the Employee Benefit Plans and related trust, insurance or annuity agreements maintained in connection therewith, to the extent reduced to writing;

                 (ii) A description of all material elements of each of the Employee Benefit Plans, to the extent not previously reduced to writing;

                 (iii) All agreements between the Company or any Subsidiary and a trustee or administrative service provider pertaining to the Employee Benefit Plans of the Company or any subsidiary.

                 (iv) With respect to each Employee Benefit Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA), the following:

                          (A)     The most recent summary plan description, as
described in Section 102 of ERISA;

                          (B)     Any summary of material  modifications that
has been distributed to participants or filed with the U.S. Department of Labor but that has not been incorporated in an updated summary plan description furnished under subparagraph (A) above; and

                          (C)     The annual reports, as described  in Section
103 of ERISA, for the most recent plan year for which an annual report has been prepared (including all schedules and attachments);

                 (iv) Any handbook, manual, policy statement or similar written guidelines furnished to employees of Seller, excluding any such item that has been superseded by any subsequent handbook, manual, policy statement or similar written guidelines; and

                 (v) All determination letters issued by the IRS and any outstanding request for a determination letter (including all correspondence with respect thereto).

         (b) Except for the Employee Benefit Plans identified in Schedule 3.19(a), there are no other Employee Benefit Plans maintained by the Company or any Subsidiary. Except as disclosed on Schedule 3.19(b), no Employee Benefit Plan to which Seller or any member of the Controlled Group has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Code.

         (c) The Company does not maintain nor has maintained a plan which meets the safe harbor requirements of Section 414(n)(5) of the Code and the Company has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees or any other person. The Company does not maintain nor has maintained any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

         (d) Except as set forth in Schedule 3.19(a)-(b), each Employee Benefit Plan described therein is in full force and effect in accordance with its terms and there are no material actions, suits or claims pending (other than routine claims for benefits), or, to Seller's knowledge, threatened, against any Employee Benefit Plan or any fiduciary thereof for which the Company or any Subsidiary may have any liability. The Company and the administrators and fiduciaries of each Employee Benefit Plan have performed all material obligations required to be performed by it under, and is not in default under or in violation of, any Employee Benefit Plan in any material respect, and the Company is in compliance in all material respects with the requirements prescribed by Laws applicable to the Employee Benefit Plans, including, without limitation, ERISA and the Code for which the Company or any Subsidiary may have any liability. Each Employee Benefit Plan has at all times been properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such Laws for which the Company or any Subsidiary may have any liability.

         (e) Neither the Company nor any other "party-in-interest", as defined in Section 3(14) of ERISA, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, which could subject any Employee Benefit Plan, the Company or Buyer or any officer, director, partner or employee of the Company or Buyer or any fiduciary of any Employee Benefit Plan to a material penalty or excise tax imposed under Section 502(i) of ERISA or Section 4975 of the Code.

         (f) Except as set forth in Schedule 3.19(a) or (b), neither the Company nor any member of the Controlled Group is a party to any agreement to provide nor does it have an obligation to provide (except pursuant to Section 162(k) of the Code with respect to tax years beginning before January 1, 1989 and Section 4980B of the Code thereafter) any individual, or such individual's spouse or dependent, with any benefit following his or her retirement or termination of employment, nor his or her spouse, any dependent or any beneficiary subsequent to his or her death, with retirement, medical or life insurance or any benefit under any employee pension benefit plan and any employee welfare benefit plan. The Company and each Subsidiary and each member of the Controlled Group has complied with all their obligations under Section 162(k) and Section 4980B of the Code and Part 6 of Title I of ERISA.

         (g) Other than any such event that occurs due to the transactions contemplated by this Agreement, no "reportable event" (as defined in ERISA) has occurred with respect to any Employee Benefit Plan. No liability to the PBGC has been incurred, or is expected by Seller to be incurred, by the Company or any Subsidiary with respect to any Employee Benefit Plan. There has been no event or condition which presents a risk of termination of any Employee Benefit Plan by the PBGC. No Employee Benefit Plan of the Company or any member of the same Controlled Group as the Company is a multiemployer plan, as defined in ERISA, or a multiple employer plan. With respect to any such multiemployer plan or multiple employer plan, there has been no withdrawal of a "substantial employer," as defined by ERISA, and Seller does not expect such a withdrawal to occur.

         (h) No Employee Benefit Plan, administrator or fiduciary of any Employee Benefit Plan or the Company or any Subsidiary has taken any action, or failed to take any action, that could subject it or any other person to any liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Benefit Plan.

         (i) No Employee Benefit Plan, administrator or fiduciary of any Employee Plan or the Company or any Subsidiary has any liability under any provision of ERISA or any other applicable law by reason of any communication or failure to communicate with respect to or in connection with any Employee Benefit Plan, or any filing or failure to file with any Governmental Authority.

         (j) No Employee Benefit Plan, administrator or fiduciary of any Employee Benefit Plan or the Company or any Subsidiary has any liability to any plan participant, beneficiary or other person or entity under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits with respect to or in connection with any Employee Benefit Plan, except in accordance with the terms of such Employee Benefit Plan. The Company or any Subsidiary and each member of the Controlled Group is not delinquent or in arrears on other amounts owed to or with respect to any contributions under any Employee Benefit Plan.

         (k) The Company and each member of the Controlled Group does not maintain any "pension plan" as defined in Section 3(2) of ERISA which does not have assets sufficient to pay all accrued benefit obligations and all benefit obligations on termination of the plan, and have satisfied all funding obligations under ERISA and the Code with respect to any such pension plan. After the Closing Date the Seller and each member of the Controlled Group shall satisfy all funding obligations under ERISA and the Code to the extent that any such pension plan is maintained by the Seller and each member of the Controlled Group after the Closing Date for which the Company or any Subsidiary may have liability.

         (l) Each funded Employee Benefit Plan that is a "pension plan" as defined in Section 3(2) of ERISA that is intended to be a qualified plan is qualified under Section 401(a) of the Code and the trust maintained in connection with such Employee Benefit Plan has received a determination letter from the Internal Revenue Service that its trust is exempt from tax under
Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Code Sections 401(a) or 501(a). No event has occurred that could subject any such Employee Benefit Plan to tax under Section 511 of the Code.

         (m) Each Employee Benefit Plan as identified on Schedule 3.19(a) is maintained by the Company under a plan document which does not provide for other participating employers unless otherwise authorized by the Company. No Employee Benefit Plan as identified on Schedule 3.19(a) provides credit with respect to service other than with the Company, and neither of the Company nor any such Employee Benefit Plan has liability or responsibility with respect to any such credit. This Section 3.19(n) does not apply to any plan which is a multiemployer plan (as defined in ERISA) as set forth in Schedule 3.19(a) or
(b).

         (n) Seller shall notify Buyer of any amendment to any Employee Benefit Plan of the Company as identified on Schedule 3.19(a) specifically requested of the Seller by any Governmental Authority after the Closing Date and, to the extent that any amendment of any Employee Benefit Plan of the Controlled Group would materially affect Buyer's obligations with respect to any Employee Benefit Plan of the Seller and each member of the Controlled Group for which the Company or any Subsidiary may have any liability Seller shall give Buyer an opportunity to participate, at Buyer's expense, in any discussions or negotiations concerning such amendment, and neither party will take any action with respect to such amendment without the approval of the other.

         (o) The Company and each member of the Controlled Group shall pay in full, prior to the Closing Date, all contributions and other amounts due under each Employee Benefit Plan as identified on Schedule 3.19(a) for any period ending on or before the Closing Date. No Employee Benefit Plan or other person has sought, or will seek prior to the Closing Date, a waiver of any funding requirements with respect to any such Employee Benefit Plan.

         (p) Seller represents and warrants that no liability to any employee, beneficiary or other person or entity has been incurred prior to and including the Closing Date in connection with any Employee Benefit Plan of the Company or any Subsidiary as identified on Schedule 3.19(a) and any group health plan of the Company and any member of the Controlled Group under Code Sections 162(k) and 4980B, by reason of any action or inaction by the Company or any member of the Controlled Group, or any plan administrator or fiduciary, or any other Person, other than liabilities undertaken by them under the terms of the Employee Benefit Plan. Seller agrees that no liability to any employee, beneficiary or other person or entity shall be incurred following the Closing Date in connection with any Employee Benefit Plan as identified on Schedule 3.19(a) by reason of any action or inaction by the Company or any member of the Controlled Group, or any plan administrator or fiduciary, or any other Person, other than liabilities undertaken by them under the terms of the Employee Benefit Plan. The Seller represents and warrants that there has been no material breach of and no act or omission has occurred on or before the Closing Date that gives rise to an indemnification obligation under any agreement with any trustee, insurer, or administrative service provider with respect to any plan identified on Schedule 3.19(a).

         (q) All Subject Employees and their beneficiaries and dependents, and all other participants and beneficiaries of any Employee Benefit Plan listed on Schedule 3.19(a), and all available data and benefits applicable to each of them under the terms of each Employee Benefit Plan (including, without limitation, complete pertinent pay history and all administrative records), shall be correctly identified and set forth in records delivered, at the election of Buyer, on or prior to the Closing Date by Seller to Buyer. Any such records not delivered by the Closing Date and requested by Buyer shall be delivered as promptly as practicable thereafter. Seller shall provide Buyer with all administrative forms, employee booklets, summary plan descriptions and other employee communication materials used in connection with each Employee Benefit Plan, to the extent requested by Buyer.

         (r) Except as described on Schedule 3.19(a), each of the Employee Benefit Plans on Schedule 3.19(a) can be terminated by Seller or Company without any additional contribution to such Employee Benefit Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

         SECTION 3.20. EMPLOYEE COMPENSATION. Schedule 3.20 contains a true and complete list of the employees of the Company as of September 4, 1997, together with, to the extent applicable, (i) the current hourly rate of compensation for hourly employees, (ii) the current rate of compensation for salaried employees, (iii) the current titles of each such employee; and (iv) any changes in compensation since January 1, 1997. No other Person, other than accountants, attorneys, franchisees, independent contractors and distributors, regularly performs compensable services relating to the Business. Seller has delivered to Buyer true and correct copies of the Company's current written employee policies and practices (including without limitation any employee handbook).

         SECTION 3.21. INTELLECTUAL PROPERTY. Schedule 3.21 lists all patents, patent applications, trade names, trademarks, trademark registrations and applications, service marks, copyrights, and copyright registrations and applications, domestic or foreign (collectively, "Intellectual Property") owned, possessed, used or held (under license or otherwise) by the Company or any Subsidiary, in each case free and clear of all liens and encumbrances. Neither the Company nor any Subsidiary has granted any license, made any assignment, or entered into any agreement with respect to, or otherwise consented in writing to the use by any other person of, any Intellectual Property right listed on Schedule 3.21, nor does the Company or any Subsidiary pay any royalties or other consideration for the right to use any Intellectual Property of others. There are no inquiries, investigations, claims or litigation challenging or threatening to challenge the Company's right, title and interest in and to its Intellectual Property or its continued use and right to preclude others from using any of such Intellectual Property. There are no inquiries, investigations, claims or litigation alleging, nor any judgments holding, that the activities of the

Company or any Subsidiary constitute an infringement of any intellectual property right of a third party.

         SECTION 3.22. MAJOR CUSTOMERS. (a) Schedule 3.22 contains a list of the ten (10) largest customers of the Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales or services), showing the total dollar amount of net sales or services to each such customer during each such year.

         (b) NO ADVERSE DEVELOPMENTS. Seller has not received any written or oral notice from any customer of the Company listed in Schedule 3.22 stating that such customer of the Company will not continue to be a customer of the business of the Company after the Closing Date.

         SECTION 3.23. SERVICE INTEGRITY. Schedule 3.23 contains a list and description of all claims made against, and all liabilities incurred by, the Company since January 7, 1994 in excess of $5,000 per claim or liability for damage or injury to person or property arising out of or resulting from the Company's performance of services.

         SECTION 3.24. RELATED PERSON INDEBTEDNESS, CONTRACTS, ETC. (a) All contracts, agreements and other arrangements between the Company or any Subsidiary and Seller, or any Affiliate of the Company or Seller are described on Schedule 3.24(a).

                 (b) Except as set forth in Schedule 3.24(b), neither the Seller nor any Affiliate of the Seller has any direct or indirect interest (except through the ownership of securities listed on a national securities exchange) in (i) any Person which does business, or is in competition, with the Company, or (ii) any property, asset or right which is used by the Company in the conduct of its business.

                 (c) Schedule 3.24(c) contains a list of (i) all obligations to the Company of Seller or any Affiliate, and (ii) all obligations of the Company or any Subsidiary to Seller or any Affiliate.

         SECTION 3.25. BROKERS OR FINDERS. Neither Seller, the Company, any Subsidiary nor any person acting on their behalf has employed any broker or finder or consultant, or has incurred any obligation or liability for any brokerage fees, commissions, finders' fees or consultants' fees in connection with the transactions contemplated by this Agreement, and no Person has or will have any right, interest or valid claim against or upon Buyer, the Company or any Subsidiary for any such fee or commission.

         SECTION 3.26. INSURANCE. (a) Schedule 3.26 contains an accurate and complete description of all policies of property, fire and casualty, general liability, auto, workers' compensation, and other forms of insurance owned or held by the Company or any Subsidiary. Copies of such policies have been provided to Buyer.

                 (b) All policies described in Schedule 3.26 (i) are sufficient for compliance in all material respects with all requirements of law and of all applicable agreements to which the

Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, (ii) are valid, outstanding and enforceable policies, (iii) provide adequate insurance coverage for the assets and the operations of the Company or any Subsidiary for all material risks normally insured against by a person or entity carrying on the same business or businesses as the Company, and (iv), except as set forth in Schedule 3.26, will not in any way be affected by, terminate, or lapse by reason of, the transactions contemplated by this Agreement. The Company or any Subsidiary is not in default with respect to any provision contained in any of the policies described in Schedule 3.26 and has not failed to give any notice or present any claim under any of such insurance policies in a due and timely fashion.

                 (c) Neither Seller nor the Company has received, (i) any notice of cancellation of any policy described in Schedule 3.26 or refusal of coverage thereunder, (ii) any notice from any insurance carrier denying or disputing any claim made by the Company or any Subsidiary, the coverage for any claim or the amount of any claim, (iii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iv) any other indication (oral or written) that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

         SECTION 3.27. CERTAIN PAYMENTS. Neither the Company nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary has and no other Person associated with or acting for or on behalf of the Company or any Subsidiary has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff influence payment, kickback or other payment to any Person, private or public, regardless of form whether in money, property or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Affiliate of the Company or (b) established or maintained any fund or asset which has not been recorded in the books of the Company.

         SECTION 3.28. CORPORATE RECORDS. The minute books, stock certificate books and stock transfer ledgers of the Company and each Subsidiary are in Seller's possession, are complete and accurate in all material respects and reflect all those transactions and corporate acts which properly should have been set forth therein, including but not limited to records of all formal meetings of, and corporate action taken by, the stockholders and directors of the Company and each Subsidiary. No meetings of such stockholders and directors have been held for which minutes have not been prepared and are not contained in such minute books.

         SECTION 3.29. BANK ACCOUNTS. Schedule 3.29 contains an accurate and complete list showing the name and address of each financial institution or broker/dealer in which the Company or any Subsidiary has an account or safe deposit box, the number of any such account or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto.

         SECTION 3.30. SWAPS. The Company is not a party to, nor will it be a party to, any swap agreement whereby the Company has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

         SECTION 3.31. APPLICATION OF CERTAIN LAWS AND REGULATIONS. The Company is not subject to any statute, rule or regulation which regulates the incurrence of any indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

         SECTION 3.32. FRANCHISE MATTERS. Schedule 3.32 contains (i) a list of all franchisees of the Company, including name and address of each, and (ii) all states in which the Company is registered as a franchisor. The Company is not currently offering to sell any franchises to third parties. The Company has timely made all filings and registrations required under applicable Laws in connection with such franchisees and any prior offerings of franchises.

         SECTION 3.33. DISCLOSURE. No representation or warranty of Seller of the Company contained in this Agreement or fact disclosed in the Schedules hereto contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE  IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         SECTION 4.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

         SECTION 4.2. CORPORATE POWER AND AUTHORITY. Buyer has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other Closing Documents to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes and, when executed and delivered, the other Closing Documents will constitute, valid, legal and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, and by general equitable principles affecting the availability of equitable relief.

         SECTION 4.3.  GOVERNMENTAL FILINGS.   No notices, reports or other
filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Authorities of the United States, the several states or any foreign jurisdictions or any other Person in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

         SECTION 4.4. NO VIOLATIONS. Neither the execution and delivery of this Agreement or the other Closing Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby and thereby will constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Buyer, or (ii) a breach or violation of, a default under, the acceleration of, or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time, or both) material to the business, assets or financial condition of Buyer pursuant to (A) any provision of any material agreement, lease, contract, note, mortgage, indenture, license, arrangement, instrument or obligation of Buyer or (B) any law, ordinance, rule, statute or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Buyer is subject, or (iii) the conferring on any person of the right to terminate or modify any material agreement, lease, contract, note, mortgage, indenture, license, arrangement, instrument or other obligation, of Buyer.

         SECTION 4.5. COMPLIANCE WITH LAW. The business of Buyer is not being conducted in violation of any material law, code, ordinance, rule or regulation of any Governmental Authority.

         SECTION 4.6. BROKERS AND FINDERS. Except as set forth in Schedule 4.6, neither Buyer nor any person acting on its behalf has employed any broker, finder or consultant, or incurred any obligation or liability for any brokerage fees, commissions, or finders' fees or consultants' fees in connection with the transactions contemplated by this Agreement, and in any event no Person has or will have any right, interest or valid claim against or upon Seller or the Company for any such fee or commission.

         SECTION 4.7. INVESTMENT INTENT. Buyer represents, warrants and acknowledges that:

                          (i)     The Company Shares have been offered and will
be sold to Buyer pursuant to an exemption from registration under the Securities Act and all applicable state securities Laws;

                          (ii)    The Company Shares have not been registered
under the Securities Act or any such state securities Laws;

                          (iii)   Buyer is purchasing the Company Shares for
investment purposes and has no present intent to distribute, resell, pledge or otherwise dispose of any of the Company Shares.


                                   ARTICLE  V

                              COVENANTS OF SELLER

         Seller and the Company covenant and agree to comply with the following:

         SECTION 5.1.  ACCESS TO INFORMATION AND RECORDS.

                 (a) During the period from the date hereof to the Closing Date, the Company shall give Buyer, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all of the Company's properties, books, records, contracts and other documents and, with the prior consent of the Company (which shall not be unreasonably withheld), to the salaried personnel of the Company; and the Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of the Company as Buyer may reasonably request.

                 (b) Upon reasonable notice, the Company shall also afford Buyer and Buyer's representatives access to the Company's properties prior to the Closing Date for the purpose of conducting an environmental audit of those properties. Buyer shall at its sole cost and expense restore the properties of the Company to substantially the same condition as existed immediately prior to the commencement of any such environmental audit.

                 (c)      Any investigation conducted by Buyer pursuant to this
Section 5.1 shall be so conducted as not to interfere unreasonably with the business operations of the Company and the relationships of the Company with its employees, customers and suppliers. No such investigation by Buyer shall affect or be deemed to modify any representation or warranty made by Seller or the Company.

         SECTION 5.2.  CONDUCT OF BUSINESS PENDING CLOSING.

         Seller agrees that from the date hereof until the Closing Date, except as otherwise approved in writing by Buyer:

                 (a) MAINTAIN BUSINESS AND ORGANIZATION. The Company and each Subsidiary will carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, will use its reasonable best efforts to maintain and preserve its business organization intact and to maintain its current relation with customers, suppliers, employees, direct sales representatives, franchisees and others having business relationships with the Company or any Subsidiary.

                 (b) COMPENSATION. Neither the Company nor any Subsidiary will (i) enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary; (ii) establish, adopt, enter into, or make any new grants or awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except to comply with ERISA and the Code; or
(iii) give any increases in the rates of salary or other compensation payable to employees, direct sales representatives or franchisees.

                 (c) NO MATERIAL CONTRACTS. No contract or commitment will be entered into, and no purchase of supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of the Company or any Subsidiary, except (i) contracts or commitments for the purchase of, materials and supplies made in the ordinary course of business consistent with past practice, (ii) contracts or commitments for the provision of research services in the ordinary course of business consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business consistent with past practice which are not material to the Company or any Subsidiary.

                 (d) CAPITAL EXPENDITURES. Neither the Company nor any Subsidiary will make any capital expenditures or commitments therefor, in excess of $2,000 for any single item or $10,000 in the aggregate for additions to property, plant or equipment, or agree to make any such expenditures or commitments, except pursuant to existing expenditure or commitment programs in a manner consistent with the performance of such programs to date.

                 (e) NO DIVIDENDS. The Company will not (i) declare or pay any dividend or make any other distribution in respect of its capital stock; (ii) directly or indirectly, redeem, purchase or otherwise acquire any of its own stock; (iii) grant any stock options; or (iv) issue or in any way dispose of any shares of its own stock.

                 (f) NO CORPORATE CHANGES. Neither the Company nor any Subsidiary will amend its certificate of incorporation or by-laws, or make any changes in its authorized or issued capital stock.

                 (g) INDEBTEDNESS. Neither the Company nor any Subsidiary will create any indebtedness, other than short-term indebtedness incurred in the ordinary course of business consistent with past practices pursuant to existing contracts disclosed in Schedule 3.17(f).

                 (h) MAINTENANCE OF INSURANCE. The Company will use its best efforts, consistent with past practice and prudent business judgment, to maintain all of the insurance policies in effect as of the date hereof and listed on Schedule 3.26.

                 (i) MAINTENANCE OF PROPERTY. The Company will use, operate, maintain and repair all property of Company in a normal business manner consistent with past practice.

                 (j) LOANS AND ADVANCES. Neither the Company nor any Subsidiary will make any loan or advance to any Person, including, without limitation, any officer, director or employee of the Company or any Subsidiary.

                 (k) NO NEGOTIATIONS. Seller will not and the Company will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, or commence or conduct presently ongoing negotiations with any other party, or enter into any agreement with any other party concerning the sale of the Company or its assets or business, or any part thereof (an "Acquisition Proposal"); and Seller shall promptly notify Buyer of the receipt of any Acquisition Proposal, provided that Seller shall be under no obligation to disclose to Buyer the identity of the author of any such Acquisition Proposal or the terms thereof. Seller shall not dispose of any interest in the Company Shares except pursuant to this Agreement, as the same may be amended and in affect from time to time.

                 SECTION 5.3. POST-CLOSING TAX FILINGS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date and certain other tax matters:
                 (a) CONSOLIDATED RETURNS FOR PERIODS THROUGH THE CLOSING DATE. Seller will include the income of the Company and its Subsidiaries (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. Section 1.1502-19) on Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company and its Subsidiaries will furnish Tax information to Seller for inclusion in Seller's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. Seller will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company and its Subsidiaries. Seller will take no position on such returns that relate to the Company and its Subsidiaries that would adversely affect the Company and its Subsidiaries after the Closing Date unless such position would be reasonable in the case of a Person that owned the Company and the Subsidiaries both before and after the Closing Date. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

                 (b) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Seller is and shall be responsible for all Taxes payable and is entitled to all refunds for all taxable periods of the Company ending on or prior to the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company and its Subsidiaries. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. All refunds or credits attributable to a carryback of losses or otherwise for a taxable period of the Company or any Affiliated Group of which the Company is or was a member ending on or prior to the Closing Date shall belong to Seller and shall be remitted by the Company or caused by Buyer to be remitted to Seller within fifteen (15) days after receipt thereof. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Company and its Subsidiaries of any amount accrued on the Closing Date Balance Sheet, the Buyer shall pay such amount to Seller within fifteen (15) days after receipt thereof. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions) without the prior consent of Buyer, which consent shall not be unreasonably withheld.

                 (c) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) shown on the face of the Pro Forma Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

                 (d)      COOPERATION ON TAX MATTERS.

                          (i) Buyer, the Company and its Subsidiaries and
Seller shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries, or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                          (ii)    Buyer and Seller further agree, upon request,
to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                          (iii)   Buyer and Seller further agree, upon request,
to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                 (e) TAX SHARING AGREEMENTS. Any tax sharing agreement or similar agreement between Seller and the Company or its Subsidiaries shall be terminated as of the Closing Date and will have no further effort for any taxable year (whether a current year, future year or past year). After the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                 (f) LIABILITY FOR CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) arising out of the transactions contemplated by this Agreement (including any gains Tax, transfer Tax and any similar tax imposed by a state, subdivision or foreign taxing authority) and any filing or recording fees payable in connection with the instruments of transfer provided for herein, shall be paid by Seller when due. Seller will pay any income, gross receipts or profits Taxes attributable to any of Seller's income, gain, gross receipts, accretion of wealth or receipt of consideration arising out of the transactions contemplated by this Agreement. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and any filing or recording fees and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer shall promptly provide Buyer with copies of such Tax Returns and other documentation with evidence of payment of such Taxes and fees.

                 (g) OTHER TAX LIABILITIES. Seller agrees to indemnify Buyer from and against his or its allocable Portion of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Company and its Subsidiaries for Taxes of any Person other than any of the Company and its Subsidiaries (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law); (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                 (h)      AUDITS.

                          (i)     Seller will allow the Company and its counsel
to participate at its own expense in any audits of Seller consolidated federal income Tax Returns to the extent that such returns relate to the Company and its Subsidiaries. Seller will not settle any such audit in a manner which would adversely affect the Company and its Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Company and its Subsidiaries both before and after the Closing Date

                          (ii)    Buyer shall notify Seller promptly of any
examinations, audits, litigation or other proceedings respecting the Company with respect to any taxable period ending on or prior to the Closing Date and Seller shall have the right to control the conduct of any such examination, audit, litigation or other proceeding. Buyer shall provide, or shall cause the Company to provide, Seller with such assistance and cooperation, including the execution of powers of attorney, as Seller may reasonably request in order to enable Seller to exercise such control.

                          (iii)   Buyer shall have the sole right to represent
the Company in any Tax audit or administrative or court proceeding for all taxable periods ending after the Closing Date, and to employ counsel of choice at its own expense.
                          (iv)    Buyer and Seller shall provide timely notice
to the other party in writing of any pending or threatened tax audit with respect to the Company or its Subsidiaries for a taxable period for which the other party may have a liability under this Section. Buyer and Seller shall furnish each other with copies of all correspondence received from any Taxing Governmental Authority in connection with any tax audit or information request with respect to such taxable period.

                 (i) RETENTION OF CARRYOVERS. Seller may elect to retain the net operating loss carryovers and capital loss carryovers of the Company and its Subsidiaries under Reg. Section 1.1502-20(g) as identified on Schedule
5.3. At Seller's request, the Buyer will cause any of the Company and its Subsidiaries to join with Seller in filing any necessary elections under Reg.
Section 1.1502-20(g).

                 (j) FIRPTA CERTIFICATE. On or prior to the Closing Date, Seller will provide to Buyer a certification, in a form and manner satisfying the requirements of Treas. Reg. Section 1.1445-2(c)(3)(i), that neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         SECTION 5.4. CONSENTS. Seller will use its reasonable best efforts prior to the Closing Date to obtain all consents necessary for the consummation of the transactions contemplated hereby.

         SECTION 5.5. SCHEDULES. Seller shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter arising or discovered after the date of execution of this Agreement, which matter, if existing or known at the date hereof, would have been required to be set forth or described in the Schedules to this Agreement.

         SECTION 5.6.  BREAKUP FEE.   In the event Seller or the Company
breaches Section 5.2(k) above or if this Agreement is terminated when Seller has materially breached this Agreement and has not cured the same by the date of termination, then if Seller or the Company shall sell the Company Shares or the assets or business of the Company or any material portion thereof (whether by merger, consolidation or otherwise) other than sales of assets in the ordinary course of business within 6 months after the date of termination of this Agreement, then Seller shall pay Buyer $500,000 at the date of such sale. If the Closing Date does not occur on or before November 15, 1997 through no fault of Seller or the Company, this Section 5.6 shall no longer be binding upon Seller.

                                  ARTICLE  VI

                  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         The obligations of Buyer hereunder are subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Buyer:

         SECTION 6.1. REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. The representations and warranties of Seller and the Company set forth in
Article III of this Agreement, and the statements contained in the Schedules hereto or in any other Closing Document delivered by Seller or the Company pursuant to this Agreement, shall be true and correct in all material respects when made and as of the Closing Date as though made or given on and as of the Closing Date, except for any changes contemplated or permitted by the terms of this Agreement or otherwise consented to in writing by Buyer.

         SECTION 6.2. COMPLIANCE WITH AGREEMENT. Seller and the Company shall have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by Seller and the Company at or prior to the Closing Date pursuant to the terms of this Agreement, including delivery of the Closing Documents specified in Section 8.2, which shall be in form and substance satisfactory to Buyer's counsel.

         SECTION 6.3. ABSENCE OF SUIT. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced, against Buyer, Seller or the Company, or any of their respective Affiliates, (i) seeking to restrain, prohibit or enjoin the consummation of the transactions contemplated hereby or to change any of the terms thereof, (ii) questioning the validity, legality or enforceability of any such transactions, or (iii) seeking damages in connection with any such transactions.

         SECTION 6.4. CONSENTS AND APPROVALS. All filings required to be made prior to the Closing Date by the Company and/or Seller with, and all material consents, approvals, waivers and authorizations required to be obtained prior to the Closing Date by the Company and/or Sellers from, Governmental Authorities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer, Seller and the Company, including without limitation, the approval of any regulatory body shall have been made or obtained (as the case may be).

         SECTION 6.5. SECTION 1445 AFFIDAVIT. Seller shall have delivered to Buyer an affidavit, in form satisfactory to counsel for Buyer, to the effect that Seller is not a "foreign person" under Section 1445 of the Code.

         SECTION 6.6. ABSENCE OF LIENS. At or prior to the Closing, Buyer shall have received a UCC search report issued by the California Secretary of State and the Clerk of Solano County indicating that there are no filings under the Uniform Commercial Code on file with such office which name the Company as debtor or otherwise indicate any lien on the property or assets of the Business except as disclosed in Schedule 3.16.

         SECTION 6.7. CONDITION OF PROPERTY AND ASSETS. The property and assets of the Company pertaining to the Business shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

         SECTION 6.8. ADVANCES. Advances shall not have been made after September 27, 1997 through the Closing Date except as provided in Exhibit D. Compliance with this condition shall be specifically represented in officer's certificates from the Company and Seller delivered at the Closing.

         SECTION 6.9. FINANCING. Buyer shall have closed, or be ready to close simultaneously, a financing transaction with a lender, providing funds necessary to consummate the acquisition by Buyer of the Company Shares and operation of the Business after the Closing, on terms satisfactory to Buyer in its sole discretion.

         SECTION 6.10. PAYMENT OF INDEBTEDNESS. Seller shall have paid and/or satisfied in full all indebtedness of the Company described on Schedule 3.17(i), and any lien or encumbrance with respect thereto shall have been released.

         SECTION 6.11. DUE DILIGENCE. Buyer shall have completed, and be satisfied with the results of, its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Company, including financial, marketing, employee, legal, regulatory and environmental matters.

         SECTION 6.12. CONTRIBUTION OF DEBENTURE. Seller shall have contributed the Debenture to the capital of the Company and delivered the Debenture to the Company for cancellation. Seller and the Company shall have netted all payables and receivables between the Company and Seller, disregarding for this purpose the Debenture.

         SECTION 6.13. RELEASE BY SELLER. Seller shall have executed and delivered a Release, in the form attached hereto as Exhibit C, in favor of the Company, releasing the Company of all intercompany liabilities reflected on the Pro Forma Closing Date Balance Sheet, including any and all Net Advances.

         SECTION 6.14. LOAN ARRANGEMENT. The Company and PNC Bank, National Association, as agent for itself and others, and other financial institutions (the "Lenders") each shall have executed and delivered the Loan Arrangement and the Lenders shall have advanced to the Company $3,600,000 less $111,000 pursuant to the Loan Arrangement.

         SECTION 6.15. ACTIONS SATISFACTORY. The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by the Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.


                                  ARTICLE  VII

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligations of Seller hereunder are subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

         SECTION 7.1. REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects when made and as of the Closing Date as though made or given on and as of the Closing Date.

         SECTION 7.2. COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with each agreement and obligation required to be performed or complied with by it at or prior to the Closing Date pursuant to the terms of this Agreement, including the delivery of the Closing Documents specified in Section 8.3, which shall be in form and substance satisfactory to Seller's counsel.

         SECTION 7.3. ABSENCE OF SUIT. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced, against Buyer, Seller or the Company or any of their respective Affiliates, (i) seeking to restrain, prohibit or enjoin the consummation of the transactions contemplated hereby or to change any of the terms thereof, (ii) questioning the validity, legality or enforceability of any such transactions, or (iii) seeking damages in connection with any such transactions.

         SECTION 7.4. CONSENTS AND APPROVALS. All filings required to be made prior to the Closing Date by Buyer with, and all material consents, approvals, waivers and authorizations required to be obtained prior to the Closing Date by Buyer from, Governmental Authorities or any other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer, Seller and the Company shall have been made or obtained (as the case may be).

         SECTION 7.5. LETTERS OF CREDIT. Buyer shall have established with a financial institution an arrangement whereby, after the Closing Date, draws under letters of credit issued by NationsBank prior to the Closing Date will be paid by Buyer's financial institution to NationsBank until such time as new letters of credit are issued by Buyer's financial institution, and provided further that no amendments or modifications will be made to the existing letters of credit.

         SECTION 7.6. ACTIONS SATISFACTORY. The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Seller and his counsel.


                                 ARTICLE  VIII

                                    CLOSING

         SECTION 8.1. CLOSING DATE. The closing of the acquisition of the Company Shares and the consummation of the transactions contemplated by the Agreement (the "Closing") shall take place at the offices of Crummy, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey, at 10:00 a.m. on October 9, 1997 or at such other time and place as may be mutually agreed upon by the parties (the "Closing Date"). All proceedings to take place on the Closing Date shall be deemed to take place simultaneously and no delivery shall be deemed to have been made until all such proceedings have been completed.

         SECTION 8.2. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer the following documents:

                 (a) STOCK CERTIFICATES. Certificates representing the Company Shares in the manner and form required by Section 2.4 hereof.

                 (b) COMPLIANCE CERTIFICATE. A certificate signed by each of Seller and the Company to the effect that the representations and warranties of Seller and the Company set forth in Article III of this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date (except for changes contemplated or permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller and the Company have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by Seller and the Company on or prior to the Closing Date.

                 (c) RESIGNATIONS. Resignations duly executed by each of the elected and acting directors and officers of the Company, effective as of the Closing Date, who are also officers of Seller.

                 (d) RELEASE OF LIENS. Properly executed UCC-3 termination statements or other documents terminating any and all liens and encumbrances on the property and assets of the Business except those listed on
Schedule 8.2.

                 (e) GOOD STANDING CERTIFICATES. A good standing certificate of Seller, the Company and each Subsidiary from the Secretary of State of the state of its formation and any other jurisdiction where the Company is required to be qualified to do business and which is listed on
Schedule 3.5, dated within fifteen days of the Closing.

                 (f) SECRETARY'S CERTIFICATES. Certificates, each dated the Closing Date, one executed by the Secretary of Seller and one by the Secretary of the Company, which shall identify by name and title and bear the signature of each officer thereof authorized to execute any Closing Document to be executed and delivered on behalf of Seller or the Company, as the case may be, pursuant to the terms of this Agreement and shall have attached to it as exhibits (i) a copy of the By-laws, as amended, of the Company or Seller, as the case may be, and (ii) a copy of the Certificate of Incorporation, as amended, of the Company or Seller, as the case may be, certified by the Secretary of State of the state of its formation as of a recent date.

                 (g) OPINION OF COUNSEL. The opinion of Liddell, Sapp, Zivley, Hill & La Boon, L.L.P., counsel to Seller, dated the Closing Date, in form reasonably satisfactory to Buyer and its counsel.

                 (h) OPINION OF COUNSEL. The opinion of Brobeck, Phleger & Harrison, counsel to the Company, dated the Closing Date, in form reasonably satisfactory to Buyer and its counsel.

                 (i) EMPLOYMENT AGREEMENT. An Employment Agreement executed by James M. Cascino and the Company, in form reasonably satisfactory to Buyer and its counsel.

                 (j) LOAN ARRANGEMENT. The Loan Arrangement shall have been executed and delivered by the Company and PNC Bank, National Association, as agent for itself and others and the Lenders shall have advised Buyer that conditions precedent to the advance of funds under Section 2.2(a)(ii) of this Agreement shall have been satisfied.

                 (k) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to the terms of this Agreement.

         SECTION 8.3. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following documents:

                 (a) COMPLIANCE CERTIFICATE. A certificate signed by the President of Buyer to the effect that the representations and warranties of Buyer set forth in Article IV of this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date (except for changes contemplated or permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied in all material respects with each obligation and covenant required to be performed or complied with by Buyer on or prior to the Closing Date.

                 (b) SECRETARY'S CERTIFICATE. A certificate, dated the Closing Date, executed by the Secretary of Buyer, which shall identify by name and title and bear the signature of each officer of Buyer authorized to execute this Agreement and the other Closing Documents on behalf of Buyer and shall have attached to it as exhibits (i) a copy of the By-laws of Buyer, as amended,
(ii) a copy of the Certificate of Incorporation of Buyer certified by the Secretary of State of the State of Delaware as of a recent date, and (iii) a copy of the resolutions of the Board of Directors each of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                 (c) DEMAND NOTE. Buyer shall have executed and delivered to the Escrow Agent the Demand Note to be held in escrow pursuant to the Escrow Agreement.

                 (d) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing Date pursuant to this Agreement.


                                   ARTICLE IX

                               INDEMNIFICATION

                 9.1. INDEMNIFICATION BY SELLER. Seller covenants and agrees that it will indemnify and hold Buyer and the Company and their successors and assigns and their respective Affiliates, officers, directors, employees, stockholders and agents (collectively, "Buyer's Indemnified Persons") at all times harmless from and against any Loss (including reasonable attorneys' fees and other costs of defense) imposed on or incurred by Buyer's Indemnified Persons caused by or arising out of or in connection with:

                 (a) subject to Section 9.9 and clause (g) below, any misrepresentation, breach of warranty, or breach or nonfulfillment of any covenant or agreement to be performed on the part of Seller on or prior to the Closing Date under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto,

                 (b) any breach or nonfulfillment of any covenant or agreement to be performed on the part of Seller after the Closing Date under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto, (c) any service performed by the Company prior to the Closing Date,

                 (d) any Tax liability incurred by Buyer as a result of the transactions contemplated by this Agreement,

                 (e) any Tax liability of the Company incurred on or prior to the Closing Date,

                 (f) any claim by any Person for a brokerage or finder's fee based upon any arrangement allegedly made by such Person with Seller or the Company, or

                 (g) any breach of any representation contained in Sections 3.1, Section 3.2, Section 3.19 or Sections 3.15(c) through (h);

provided, however, that Seller shall have no liability under this Section 9.1 unless and until the aggregate of all Losses exceeds the sum of $100,000 (the "Buyer's Minimum Amount"), in which event Seller shall be liable for all Losses, irrespective of the Buyer's Minimum Amount. The maximum liability of Seller for Losses relating to clause (a) above shall be limited to the sum of $1,500,000, exclusive of any Losses resulting from or relating to those matters described in clauses (b), (c), (d), (e), (f) or (g) above.

                 9.2. INDEMNIFICATION BY BUYER. Buyer covenants and agrees that it will indemnify and hold Seller, its successors and assigns and Affiliates, officers, directors, employees, stockholders and agents (collectively, "Seller's Indemnified Persons") at all times harmless from and against any Loss (including reasonable attorneys' fees and other costs of defense) imposed on or incurred by Seller's Indemnified Persons caused by or arising out of (a) any misrepresentation, breach of warranty, or breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto, (b) any activity of Buyer or the Company on or after the Closing Date, or (c) any claim by any Person for a brokerage or finder's fee based upon any arrangement allegedly made by such Person with Buyer.

                 9.3. UNDISPUTED CLAIMS. A party (the "Indemnified Party") may assert a Claim that it is entitled to, or may become entitled to, indemnification under this Agreement by giving notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the "Indemnifying Party"), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnified Party's Loss in connection with the Claim, to the extent such Loss is then known to the Indemnified Party and, otherwise, an estimate of the amount of the Loss that it reasonably anticipates that it will incur or suffer. If the Indemnifying Party does not object to the Claim during the twenty (20) day period following the date of delivery of the Indemnified Party's notice of its Claim (the "Objection Period"), the Claim shall be considered undisputed and the Indemnified Party shall be entitled to recover the amount of its Loss. The fact that a Claim is not disputed by the Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Party as to such Claim pursuant to this Article IX.

                 9.4. DISPUTED CLAIMS. If the Indemnifying Party gives notice to the Indemnified Party within the Objection Period that the Indemnifying Party objects to the Claim, then (a) the parties shall attempt in good faith to resolve their differences during the thirty (30) day period following the date of delivery of the Indemnifying Party's notice of its objection (the "Resolution Period"), and (b) if the parties fail to resolve their disagreement during the Resolution Period, either party may unilaterally submit the disputed Claim for binding arbitration in the State of New Jersey, in accordance with the American Arbitration Association's rules for commercial arbitration in effect at the time. The award of the arbitrator or panel of arbitrators shall include reasonable attorneys' fees to the prevailing party and may be entered in any appropriate court.

                 9.5. THIRD PARTY SUITS. In the case of any Third Party Suit (including, without limitation, for the purposes of this Section 9.5 those third party suits described in Schedule 3.14), the Indemnifying Party shall control the defense of the Third Party Suit, and shall be fully responsible for the costs of counsel related thereto The Indemnifying Party shall consult with the Indemnified Party with respect to the Third Party Suit upon the Indemnified Party's reasonable request for consultation, and the Indemnified Party may, at its expense, participate in (but not control) the defense and employ counsel separate from the counsel employed by the Indemnifying Party. All parties shall cooperate in the defense of the Third Party Suit.

                 9.6. SETTLEMENT OR COMPROMISE. If the Indemnified Party is conducting the defense of a Third Party Suit, the Indemnified Party shall give the Indemnifying Party at least fifteen (15) days prior written notice of any proposed settlement or compromise, during which time the Indemnifying Party may assume the defense of the Third Party Suit and, if it does so (or if the Indemnifying Party has already assumed control of such Third Party Suit), the proposed settlement or compromise may not be made without the Indemnified Party's consent, which shall not be unreasonably withheld. If the Indemnifying Party does not so assume the defense of the Third Party Suit, the Indemnified Party may enter into the proposed settlement. Any settlement or compromise of any Third Party Suit by either the Indemnifying Party or the Indemnified Party entered into in compliance with this Section 9.7 shall also be binding on the other party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of the settlement or compromise.

                 9.7. FAILURE TO ACT BY INDEMNIFIED PARTY. Any failure by the Indemnified Party to defend a Third Party Suit shall not relieve the Indemnifying Party of its indemnification obligations if the Indemnified Party gives the Indemnifying Party at least thirty (30) days prior written notice of the Indemnified Party's intention not to defend and affords the Indemnifying Party the opportunity to assume the defense.

                 9.8. INSURED CLAIMS. In case any event shall occur which would otherwise entitle either party to assert a Claim for indemnification hereunder, no Loss shall be deemed to have been sustained by the Indemnified Party to the extent of any proceeds received by the Indemnified Party from any insurance policies with respect thereto.

                 9.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as expressly set forth herein, all representations and warranties in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive for a period of two years following the Closing Date. The covenants and obligations of the parties under this Agreement shall survive indefinitely, and the rights of Buyer under Section 9.1(b), (c), (d), (e), (f) and (g) of this Agreement and otherwise relating to any Third Party Suits relating to distributors, franchisees, employees, commission agents and the like of the Company, shall survive for the statute of limitations period applicable thereto. The rights to indemnification or other remedy based on such representations and warranties will not be affected by any investigation conducted with respect to or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

                                   ARTICLE  X

                          TERMINATION AND ABANDONMENT

         SECTION 10.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Buyer and Seller.

         SECTION 10.2. TERMINATION BY BUYER OR SELLER. This Agreement may be terminated at any time prior to the Closing Date by Buyer or Seller (i) if the Closing has not occurred on or before October 15, 1997, unless the party seeking to invoke this subclause (i) is then in material breach of any of its obligations hereunder; (ii) if a court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, or
(iii) if the other party shall have breached or failed to comply in all material respects with its representations, warranties, covenants and agreements contained in this Agreement; provided, however, that if such breach or failure is reasonably capable of being cured on or before October 15, 1997 and such party commences such cure as soon as practicable and diligently prosecutes (subject to any other limitations of this Agreement) such cure, such party shall be entitled to postpone the Closing Date for a period reasonably sufficient to effect such cure to the reasonable satisfaction of the party asserting such breach or failure, but in no event beyond November 15, 1997.

         SECTION 10.3. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article X, no party hereto (or, in the case of Buyer, any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, provided that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired and provided further that termination of this Agreement shall not terminate Section 5.6 or Article IX hereof.

         SECTION 10.4. FAILURE OF MERGER. If the Merger shall not be consummated prior to October 24, 1997, and the other conditions set forth in
Section 2.2(b) are not satisfied by October 24, 1997, the Demand Note shall be returned to Buyer and certificates representing the Company Shares to Seller and this Agreement shall terminate and no party hereto (or, in the case of Buyer, any of its directors or officers) shall have any liability or other obligation to any other party to this Agreement.

                                  ARTICLE  XI

                           MISCELLANEOUS AND GENERAL

         SECTION 11.1. SCHEDULES. The Schedules referenced in this Agreement constitute an integral part hereof. Information set forth in the Schedules specifically references the article or section of this Agreement to which such information relates and shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.

         SECTION 11.2. FURTHER ASSURANCES. Seller and Buyer hereby agree to execute and deliver such other documents and instruments, and take such other actions, as may be necessary or desirable in order to consummate and implement the transactions contemplated by this Agreement.

         SECTION 11.3. PARTIES-IN-INTEREST; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns. Buyer may assign its rights and obligations under this Agreement to any third party without the consent of Seller, but Seller cannot assign its rights and obligations hereunder without the prior written consent of Buyer.

         SECTION 11.4. GOVERNING LAW. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         SECTION 11.5. AMENDMENT AND MODIFICATION. The parties may amend, modify and supplement this Agreement only by a writing signed by all parties.

         SECTION 11.6. WAIVER OF CONDITIONS. The conditions to the respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part.

         SECTION 11.7. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by express overnight or certified mail, postage prepaid, or by facsimile transaction:


         if to Buyer:     IFS Acquisition Corp.
                          330 South Street
                          Morristown, New Jersey 07962
                          Attention:  William Walsh, President
                          Facsimile:  201-540-9246
         with a copy to:


                          Crummy, Del Deo, Dolan, Griffinger & Vecchione A Professional Corporation
                          One Riverfront Plaza
                          Newark, New Jersey 07102-5497
                          Attention:  Frank E. Lawatsch, Jr. Esq.
                          Facsimile:  (201) 639-6249


         if to Seller:    Tyler Corporation
                          520 Post Oak Boulevard
                          Suite 850
                          Houston, Texas 77027
                          Facsimile:  (713) 629-9584


         with a copy to:


                          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                          3400 Texas Commerce Tower
                          600 Travis
                          Houston, Texas  77002-3095
                          Attention:  Gene G. Lewis, Esq.
                          Facsimile:  (713) 223-3717


or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         SECTION 11.8. CONFIDENTIALITY. Buyer shall hold in strict confidence all documents and information concerning the Company until the Closing Date, and Seller shall hold in strict confidence all documents and information concerning Buyer, except that either party may disclose such documents and information to any Governmental Authority reviewing the transactions contemplated hereby or as otherwise may be required by applicable federal, state or local law or regulation or by court order; and if the transactions contemplated hereby shall not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) shall immediately be returned to the party furnishing the same.

         SECTION 11.9. PUBLICITY. Prior to the Closing Date, neither Buyer nor Seller shall issue or make, or cause to be issued or made, any announcement or written statement for dissemination to the public concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other, except such as may be required to be made by law or by regulation of any Governmental Authority, and then only, to the extent practicable, after prior consultation by the party required to make such announcement or statement with the other parties hereto concerning the timing and content of such announcement or other statement.

         SECTION 11.10. TRANSFER TAXES. Any excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties-related thereto, shall be paid by Seller; and Seller shall indemnify and hold Buyer harmless from and against any such tax, interest or penalty that may be assessed against Buyer.

         SECTION 11.11. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties shall bear its own expenses (including, without limitation, the expenses of its brokers, accountants, counsel and other agents) in connection with the transactions contemplated hereby, except as is otherwise provided for in this Agreement or as may otherwise be agreed to in writing by the parties.

         SECTION 11.12. ENTIRE AGREEMENT. This Agreement (including the Schedules thereto), the Loan Arrangement, the Escrow Agreement, and the Release constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

         SECTION 11.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.14. CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                     I.F.S. ACQUISITION CORP.



                                     By:
                                        -------------------------------------
                                        Name:  William Walsh
                                        Title: President


                                     TYLER CORPORATION




                                     ---------------------------------------
                                     Name:  Bruce Wilkinson
                                     Title:

                                     INSTITUTIONAL FINANCING SERVICES, INC.


                                     By:
                                        ------------------------------------
                                        Name:  James Cascino
                                        Title: President

                              SCHEDULE OF EXHIBITS


Exhibit A:  Pro Forma Balance Sheet

Exhibit B:  Note

Exhibit C:  Release

Exhibit D:  Advances

                                   EXHIBIT A

                            PRO FORMA BALANCE SHEET

                                   EXHIBIT B

                                PROMISSORY NOTE

$750,000.00                                                     October __, 1997

         FOR VALUE RECEIVED, I.F.S. ACQUISITION CORP., a New Jersey corporation ("Payor") promises to pay to the order of TYLER CORPORATION, a Delaware corporation ("Payee"), at its offices at 520 Post Oak Boulevard, Suite 850, Houston, Texas 77027 or at such other address as Payee may specify, in lawful money of the United States of America, the sum of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000.00), with interest from the date hereof on the unpaid principal balance at the rate of six and one-half percent (6.5%) per annum. Such principal sum, and all unpaid interest accrued thereon, shall be payable in full on or before December 31, 1998. This Note is the Note referred to in Section __ of that certain Stock Purchase Agreement, dated as of October __, 1997.

         Each of the following events shall constitute an Event of Default (an "Event of Default") under this Note:

                 (a) Failure of Payor to pay any amount due and payable under this Note when due, whether at the time scheduled for payment thereof or by reason of acceleration thereof or otherwise;

                 (b) Payor shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator on any material part of its property, (ii) admit in writing its inability to pay debts as they mature,
(iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent, (v) file a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement with creditors or take advantage of any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take any action for the purpose of effectuating any of the foregoing; and

                 (c) Any order, judgment or decree shall be entered, without Payor's application, approval or consent, by any court of competent jurisdiction, approving a petition seeking reorganization of Payor or of all or a substantial part of its assets, or appointing a receiver, custodian, trustee, intervenor or liquidator therefor, or such a petition seeking reorganization or liquidation shall be filed against Payor and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

         Upon the occurrence of an Event of Default hereunder, at the option of
Payee: (i) Payee may declare this Note immediately due and payable in full, as to principal, interest and any other sums payable hereunder, whereupon all such sums shall be and become immediately due and payable in full; and (ii) Payee shall be entitled to exercise forthwith against Payor any and all rights and remedies that may otherwise be available to Payee hereunder and at law or in equity.

         No remedy conferred upon or reserved or available to Payee shall be exclusive of any other remedy or remedies available to him, but each and every remedy shall be cumulative and shall be in addition to every such remedy now or hereafter existing at law or in equity. No delay or omission on the part of Payee to exercise any right or power arising upon the occurrence of any Event of Default shall impair any right or power of Payee or be construed to be a waiver by Payee of such Event of Default. Any right or power of Payee may be exercised from time to time and as often as may be deemed expedient by it.

         Payor hereby: (i) waives demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest, and all other notices and diligence in collecting this Note; and (ii) agrees that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute suit or exhaust rights against Payor.

         Payor agrees to pay Payee's reasonable expenses to obtain, enforce or liquidate payment or performance of any of Payor's obligations under this Note, which expenses shall include reasonable attorneys' fees and expenses incurred by Payee.

         No waiver or modification of the terms of this Note shall be valid unless in writing signed by each of Payee and Payor and then only to the extent therein set forth.

         This Note shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

         This Note shall be binding upon the Payor and its respective successors and assigns, and shall be enforceable by Payee, its successors, assigns or subsequent holders of this Note.

         IN WITNESS WHEREOF, Payor has executed and delivered this Note to be effective as of the day and year first above-written.

                                        I.F.S. ACQUISITION CORP.



                                        By: ______________________________
                                        Name:  William Walsh
                                        Title: President

                                   EXHIBIT C

                                    RELEASE

         For and in consideration of the mutual promises, covenants and other good and valuable consideration set forth in the Stock Purchase Agreement, dated October ______, 1997 (the "Agreement") (capitalized terms used herein not otherwise defined shall have the meanings set forth in the Agreement), between Tyler Corporation, a Delaware corporation, Institutional Financing Services, Inc., a California corporation (the "Company"), and I.F.S. Acquisition Corp., a New Jersey corporation ("Buyer"), Tyler Corporation (the "Releasing Party"), hereby releases and forever discharges the Company and each of its affiliates, directors, officers, shareholders, agents and employees (collectively, the "Released Parties") of and from all debts, obligations, promises, covenants, agreements, contracts, suits, actions, causes of actions, damages, claims or demands, in law or in equity, arising or accruing prior to the Closing, against the Released Parties that the Releasing Party ever had, now has or hereafter can, shall or may have, including without limitation, all debts, claims, demands, obligations, covenants or promises for payment of any consideration to the Releasing Party by reason of any relationship with the Released Parties in any capacity whatsoever, including those obligations set forth on the Pro Forma Closing Date Balance Sheet. Notwithstanding the foregoing, this Release shall not be construed to release Buyer or the Company from any obligation to the Releasing Party under the Agreement.

         This Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.

         IN WITNESS WHEREOF, the Releasing Party has set its hand and seal hereto as of the ___ day of October, 1997.


                                        TYLER CORPORATION


                                        By: ______________________________
                                        Name:
                                        Title:

                                   EXHIBIT D

                                    ADVANCES


Advance account estimated move from September 27, 1997 to October 8, 1997*

       Advances as of September 27, 1997                      $5,686,000
       clearing checks                                           583,000
       receipts                                                 (108,000)
       checks w/e October 4, 1997                                275,000
       payroll w/e October 4, 1997                               286,000
       outstanding checks                                       (250,000)
                                                           -------------
       Balance as of October 6, 1997                          $6,472,000

       [Payroll to be funded 10/8 for 10/10                      360,000
                                                           -------------
       forward checks]

                                                              $6,832,000





-----------------------------------
* Any Advances after 10/8/97 will be in the ordinary course of business.

                                  SCHEDULE 4.6

                              Brokers and Finders


         Buyer has an oral agreement to pay a certain fee to Birchwood Partners in connection with the transactions contemplated by this Agreement.